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                            [Penn Mutual Letterhead]






April 18, 2001

Board of Trustees
The Penn Mutual Life Insurance Company
Philadelphia, PA 19172

Re: Individual Variable and Fixed Annuity Contract - Flexible Purchase Payments SEC Registration Statement - SEC File No. 33-83120
     --------------------------------------------------

Ladies and Gentlemen:

         In my opinion the individual variable annuity contract, registered with the U.S. Securities and Exchange Commission under the above referenced registration statement, will, when issued, be legally issued and represent legal obligations of the Company.

         I hereby consent to the inclusion of this opinion in the above referenced registration statement as an exhibit.

Sincerely,

/s/Franklin L. Best, Jr.

Franklin L. Best, Jr.
Managing Corporate Counsel